EXHIBIT 8.1

EXHIBIT 8.1—MATERIAL SUBSIDIARIES

Our operations are conducted principally by Companhia de Bebidas das Américas — AmBev (“AmBev”), and, in the case of our HILA and North American operations, by direct and indirect subsidiaries of AmBev. The following is a list of the significant companies that AmBev controlled, either directly or indirectly, as of December 31, 2004:

•	AmBev owns 100% of Labatt Holding ApS (incorporated in Denmark) which owns 100% of Labatt Brewing Co. Ltd. (incorporated in Canada). These entities explore the production of beer in Canada.

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Ambev owns approximately 39.0% of Quilmes Industrial (Quinsa), Société Anonyme (“Quinsa”) and a direct interest in Quilmes International (Bermuda) Ltd. (“QIB”), constituting, jointly, in 2004 a 54.8% economic interest in QIB. QIB produces and sells beer and soft drinks in Argentina and other South American countries.

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Arosuco Aromas e Sucos Ltda. (“Arosuco”) (incorporated in Brazil). Arosuco produces concentrates for our soft drinks and crowns. AmBev controls, directly or indirectly, 100% of the voting and total equity of this entity.

•	CACN - C.A. Cervecera Nacional (“CACN”) (incorporated in Venezuela). CACN produces and distributes beer in Venezuela. AmBev controls, indirectly, 50.2% of the voting and total equity of this entity.

•	Cervecería y Maltería Paysandu (“Cympay”) (incorporated in Uruguay). Cympay produces malt in Uruguay. AmBev controls indirectly, 97.228% of the voting and total equity of this entity.

•	AmBev Peru (incorporated in Peru). AmBev Peru produces and distributes carbonated soft drinks in Peru. AmBev controls indirectly 100% of the voting and total equity of this entity.

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Industrias del Atlántico, Sociedaded Anónima (“IDA”) (incorporated in Guatemala). IDA produces beer in Guatemala. AmBev controls indirectly 50% plus 1 share of the voting and total equity of this entity.

•	Companhia Cervecera AmBev Ecuador S.A. (incorporated in Ecuador). AmBev - Ecuador produces and distributes beer in Ecuador. AmBev controls indirectly 80% of the voting and total equity of this entity.

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Embotelladora Dominicana, C, por A. (“EmBodom”) (incorporated in the Dominican Republic). Embodom currently produces and distributes carbonated soft drinks in the Dominican Republic. AmBev controls indirectly 51% of the voting and total equity of this entity.

•	Maltería Pampa S.A. and Maltería Uruguay S.A. (incorporated in Argentina and Uruguay, respectively). Maltería Pampa S.A. is a producer of malt in Argentina. Maltería

Pampa owns Maltería Uruguay S.A., an Uruguayan malt-producing company. AmBev controls, indirectly, 100% of the voting and total equity of this entity.

•	Eagle Distribuidora de Bebidas S.A. (incorporated in Brazil). AmBev controls, directly or indirectly, 100% of the voting and total equity of this entity.

•	Jalua Spain S.L. (incorporated in Spain). AmBev controls, directly or indirectly, 100% of the voting and total equity of this entity.

•	Monthiers S.A. (incorporated in Uruguay). AmBev controls indirectly 100% of the voting and total equity of this entity.

•	Agrega Inteligência em Compras Ltda. (incorporated in Brazil). Agrega is a 50%-50% joint venture between AmBev and Souza Cruz to manage the purchase of services and indirect materials.

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Aspen Equities Corp; Brahmaco International Limited; Universal Brewery Limited-UBL; Lambic Holding SA; Lambic Chile SA; NCAQ SA; Hohneck Argentina SA; Hohneck Chile SA; Dunvegan SA; Cervejarias Reunidas Skol Cararu SA; CRBS SA; Pepsi Cola Engarrafadora Ltda; Dahlen SA; Antarctica Empreendimentos e Participações S.A. —  ANEP; Indústria de Bebidas Antarctida do Sudeste SA; Distribuidora de Bebidas Antarctiva de Manaus Ltda - DISBAM; Fratelli Vita Bebidas Ltda; Fazenda do Poço Agrícola e Florestamento S.A.; BSA Bebidas Ltda.; Cervejaria Miranda Corrêa S.A.; Fratelli Ltda, ITB - Ice Tea do Brasil Ltda., Morena Distribuidora de Bebidas Ltda; Transportadora Lizar Ltda.; Fuente Matutina S.A., and DB Mar Caribe — are subsidiaries directly or indirectly controlled by AmBev, and are holding companies or have small operations in Brazil or elsewhere.